Consent of Independent Registered Public Accounting Firm


The Board of Directors
DNB Financial Corporation:


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 22, 2004, with respect to the consolidated statements of financial condition of DNB Financial Corporation and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which appears in the 2003 Annual Report to Shareholders of DNB Financial Corporation, which is incorporated by reference in the DNB Financial Corporation Annual Report on Form 10-K for the year ended December 31, 2003.


/s/ KPMG LLP

Philadelphia, Pennsylvania
December 10, 2004